EXHIBIT 1

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Urges Shareholders To Focus On The Key Issues
•      Proxy Voting Deadline is Friday, April 5 at 11 a.m. (Calgary Time)

April 4, 2013 - ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) today urged shareholders to focus on the key issues and to vote using only the WHITE proxy FOR Agrium’s nominees for the Board of Directors prior to the April 5, 2013 at 11 a.m. (Calgary time) proxy voting deadline.

“This vote has always been about two competing visions – Agrium’s highly successful integrated strategy that will continue to deliver increasing shareholder value versus JANA Partners’ plan to break the company up and pursue other actions contrary to long term value creation,” said Mike Wilson, President and CEO. “Agrium is a top-performing company that has created significant shareholder value across the business cycle and that is returning excess capital to shareholders through dividend increases and share buybacks. Spinning off Retail and pursuing JANA’s other ideas would expose Agrium shareholders to substantial risk with no sustainable benefit. Dissident New York hedge fund JANA Partners is doing its best to distract Agrium shareholders from what truly matters. Don’t allow yourself to be sidetracked.”

“JANA’s agenda does not include cooperation with the incumbent directors, contrary to its prior claims. Further, JANA’s nominees, with their short-term golden leashes, are incentivized to pursue actions that your Board believes will destroy long-term value. If any of its director nominees get onto your Board, you should assume they will continue to agitate for a break up of the company and other actions contrary to the creation of lasting shareholder value.”

“I understand that desperate rhetoric and tactics are unfortunately commonplace in proxy contests, particularly when the dissident is not gaining traction. But at this late hour, it is telling that JANA has focused its recent communications on anything other than its deeply flawed plans for Agrium.”

All of the important information regarding this proxy contest from Agrium can be found at www.agrium.com/proxy. Shareholders can also access the tools to vote immediately through the website.

As the proxy voting deadline nears, Agrium reminds shareholders of the following:

•
Voting for even a single JANA director nominee on the dissident proxy is a vote against five of Agrium’s highly qualified director nominees. A number of new independent analyst reports highlight the risks associated with using the dissident proxy (see Agrium’s April 2, press release http://www.agrium.com/proxy/2592.jsp)

•	JANA's dissident representatives are not independent or suited to represent the interests of all shareholders:

o
JANA's nominees have agreed to golden leash arrangements where their compensation will crystallize at the earlier of 30 months or whenever JANA sells its Agrium shares. As a result they are heavily incentivized to pursue short-term actions which may be contrary to creation of long-term value

o
For months, JANA's representatives have been on the road alongside JANA and co-authored an agenda and ideas that have been proven wrong. Rather than accepting that they have made errors and seeking an opportunity to better understand the business directly from Agrium, they have chosen to concoct new flawed ideas in an effort to deceive shareholders and advance JANA's agenda

•	Agrium’s nominees have recently received strong support from three of Agrium’s largest institutional shareholders
•
Agrium has received recommendations for the election of its board nominees from three proxy advisory firms: Glass, Lewis & Co., a leading international proxy advisory firm; Pensions Investment Research Consultants (PIRC), a UK-based proxy advisory firm; and US-based proxy advisor Egan-Jones

•	Board renewal remains robust at Agrium, with over half of Agrium’s incumbent directors joining the Board since the Company initiated its highly successful integrated strategy in 2005

Agrium Shareholders:  The Proxy to Vote is WHITE

Your vote is important, no matter how many shares you own. If you have not yet voted your WHITE proxy, please do so today FOR the election of the Agrium director nominees. Even if you have already voted using JANA’s blue proxy, you can change your vote by submitting a WHITE Agrium proxy now, which will revoke any previously submitted proxy and be counted at the Meeting.

Proxies must be received by 11:00 a.m. (Calgary time) on April 5, 2013.  Due to the limited time available, we recommend voting by internet, telephone or fax today or no later than 24 hours before the deadline. For ease of voting visit our website www.agrium.com/proxy.

Shareholders with questions or needing assistance in voting their WHITE proxy may call Agrium’s Proxy Solicitation Agents as follows:

•	Canadian shareholders: CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorscst.com
•	U.S. shareholders: Innisfree M&A Incorporated at 1-877-456-3442 (toll-free) or email info@innisfreema.com
•	European shareholders: UK Toll Free: 0800 294 5237, European Investors outside the UK: +44 (0) 207 760 8956 or email inquiries@phoenixadvisorscst.com

Please discard any proxy or related materials you may receive from JANA Partners LLC.

About Agrium
Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit.  Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

FOR FURTHER INFORMATION:
Investors:

•	Canadian shareholders: CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorscst.com
•	U.S. shareholders: Innisfree at 1-877-456-3442 (toll-free) or email info@innisfreema.com
•	European shareholders: UK Toll Free: 0800 294 5237, European Investors outside the UK: +44 (0) 207 760 8956 or email inquiries@phoenixadvisorscst.com

www.agrium.com/proxy

Media:

Canadian media – Joel Shaffer, Longview Communications, (416) 649-8006

U.S. media – Robert Siegfried, Kekst and Company, (212) 521-4832

Agrium Investor Relations

Richard Downey, Vice President, Investor/Corporate Relations
(403) 225-7357

Todd Coakwell, Director, Investor Relations
(403) 225-7437

Mark Thompson, Analyst, Investor Relations
(403) 225-7761

Agrium Investor Relations
13131 Lake Fraser Dr. SE
Calgary, Alberta
Canada T2J 7E8
Contact us at: www.agrium.com

Forward-looking Statements Advisory

Certain statements and other information included in this news release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “estimate”, “would” and other similar expressions. All statements in this news release other than those relating to historical information or current conditions are forward-looking statements, including, but not limited to, statements as to our expectations, estimates and analysis with respect to: the composition of our Board of Directors; the outcome of our upcoming shareholders meeting; JANA’s dissident nominees and their credibility, objectivity and independence; the ability of certain director nominees to effect positive change in shareholder value; the value, benefits, efficiencies and opportunities resulting from our strategy and the integrated nature of our business; JANA’s ideas and strategies for Agrium and the feasibility, value and impact of such ideas and strategies and our belief that these ideas and strategies are not in the best interests of Agrium and its shareholders and will destroy shareholder value. Readers are cautioned not to place undue reliance on forward-looking statements which involve known and unknown material risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

The forward-looking statements included in this news release are based on certain assumptions and analysis made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements. The key assumptions that have been made in connection with such forward-looking statements include, among other things: assumptions with respect to Agrium’s acquisitions; that future business, regulatory and industry conditions will be within normal parameters, including with respect to prices, margins, product availability and supplier agreements; the completion of projects on schedule, as planned and on budget; assumptions with respect to U.S. and global economic conditions; our ability to access our credit facilities or capital markets for additional sources of financing; and the assumptions set forth under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements” on pages 82 to 83 of Agrium’s Management’s Discussion & Analysis for the year ended December 31, 2012 (the “2012 MD&A”).

By their nature, forward-looking statements are subject to various risks and uncertainties which could cause Agrium’s anticipated results and experience to differ materially from the anticipated results or expectations expressed. The key risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions; weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax, anti-trust and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; actions by competitors and others that include changes to industry capacity, utilization rates and product pricing; performance by customers, suppliers and counterparties to financial instruments; changes in the development plans for our major capital expansion and improvement projects including the potential for higher costs, delays, issues with counterparties, risks associated with technology or inflationary pressure; fluctuations in foreign exchange and tax rates; a deterioration in the state of the capital markets or a negative bias towards Agrium or its industry by market participants; gas prices and gas availability; operating risks associated with investment in foreign jurisdictions; reliability of performance of existing capital assets; changes in margins and/or levels of supplier rebates; political risks associated with our interests in the Egyptian Misr Fertilizers Production Company S.A.E. nitrogen facility in Egypt, the Argentine Profertil nitrogen facilities and other facilities; environmental, health, safety and security risks typical of those found throughout the agriculture, mining and chemical manufacturing sectors and fertilizer supply chain; risks related to our proposed business acquisitions including risks related to our ability to close such acquisitions as anticipated and to integrate and achieve synergies from any assets we may acquire within the time or at the performance level expected; and the risks set forth in the 2012 MD&A on pages 74 to 77 under the heading “Enterprise Risk Management — Key Business Risks” and pages 82 to 83 under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements”. Additional information and other risk factors respecting the business and operations of Agrium as are detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this news release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.